CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement") is entered into as of October 14, 2013 by and between Superior Industries International, Inc. ("the Company") and Steven J. Borick (the "Consultant").

RECITALS

     WHEREAS, the Company and the Consultant previously entered into that certain Executive Employment Agreement, as Amended and Restated as of December 31, 2010 (the "Employment Agreement").

     WHEREAS, as of the date hereof, the Company and the Consultant are entering into a Separation Agreement ("Separation Agreement"), pursuant to which, subject to the terms and conditions set forth therein, the Consultant’s employment with the Company shall terminate as of the Separation Date (as defined therein).

     WHEREAS, the Company wishes to have the services of Consultant available on a consulting basis.

     ACCORDINGLY, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

     1. Engagement of Consultant. The Company hereby engages Consultant to act as a consultant to the Company during the Consulting Term (as defined below) subject to the terms and conditions of this Agreement, and Consultant hereby accepts such engagement.

     2. Term. The "Consulting Term" shall mean the twelve-month period beginning on the later of the Separation Date or the date on which Consultant ceases being a member of the board of directors of the Company (provided, such period shall begin no later than the date of the Company’s annual meeting of stockholders in 2015).

     3. Fee. The Company shall pay Consultant a fee equal to $5,000 per month for services provided during the Consulting Term, payable on a monthly basis 15 days after each month during the term. All of Consultant’s stock options shall remain exercisable throughout the Consulting Term (and for such period thereafter as is provided in the Company’s Equity Incentive Plan).

     4. Scope of Services. During the Consulting Term, Consultant shall make himself reasonably available to (i) respond to inquiries from the Company’s CEO regarding the Company, and (ii) respond to questions from the Company’s legal counsel regarding any outstanding litigation matters. Consultant may perform such services from a location selected by Consultant and may communicate with the Company by telephone or other electronic means of communication. Consultant shall not be required to engage in any travel. For the avoidance of doubt, (i) Consultant’s services are intended to be on a part-time, as needed basis, and (ii) in no event shall Consultant be required to perform services in excess of 20% of the level of services performed by Consultant while he was an employee of the Company.

5. Indemnification. The Company acknowledges and agrees that the

Indemnification Agreement between the Company and Consultant dated November 1, 2005 shall apply to Consultant’s services and actions pursuant to this Agreement.

     6. Relationship of the Parties. The Company and the Consultant acknowledge and agree that nothing contained in this Agreement is intended to constitute them as employer/employee, joint venturers or partners, it being their intention that the Consultant is an independent contractor.

     7. Entire Agreement. This Agreement is intended by the parties hereto as a final expression of their agreement regarding Consultant’s consulting services. No waiver, modification, change or amendment of any of the provisions of this Agreement shall be valid, unless in writing and signed by the party against whom such claimed waiver, modification, change or amendment is sought to be enforced.

     8. Governing Law. This Agreement and its enforceability shall be construed in accordance with the laws of the State of California.

     9. Severability. Should any part of this Agreement be declared invalid, void or unenforceable, all remaining parts shall remain in full force and effect and shall in no way be invalidated or affected.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

SUPERIOR INDUSTRIES		CONSULTANT
INTERNATIONAL, INC.
Steven J. Borick

By:	/s/ Kerry A. Shiba	/s/ Steven J. Borick

Its:	Exec. VP and CFO